Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal 2026 Third Quarter Financial Results

Progress on transformation amid mixed market conditions

•
Net sales of $233.7 million, down 2.6% year-over-year
•
Net loss of $15.9 million or 6.8% of net sales; adjusted EBITDA margin of 3.1%
•
Narrowed FY26 Sales guidance, lowered adjusted EBITDA guidance to $58 to $62 million
•
Finalized agreement for the sale of Harwood Heights, IL facility
•
Subsequent to quarter-end, closed on the sale of dataMate business, purchase price of $16 million

Southfield, MI – March 5, 2026 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, lighting, and power distribution applications, today announced financial results for the third quarter of fiscal 2026 ended January 31, 2026.

President and Chief Executive Officer Jon DeGaynor said, “We continue to make progress in our transformation journey, a multi-year effort to align our portfolio, refine our organization, optimize our footprint, and strengthen operational discipline. During the quarter, we finalized an agreement for the sale of our Harwood Heights facility and subsequent to the quarter-end, we completed the sale of dataMate, our copper transceiver business. These actions are tangible proof points of our commitment to simplify the organization, improve our cost structure, and sharpen our focus on key growth strategies, particularly in the area of power solutions."

Mr. DeGaynor continued, “Third quarter results were impacted by industry-wide disruptions within our Automotive segment, near-term effects from structural transformation actions, and continued challenges in our Mexico operations. These impacts were partially offset by favorable foreign exchange and strong Industrial segment performance. While market conditions remain dynamic and there is more work ahead, we are committed to executing deliberate, disciplined actions to strengthen Methode and position the Company for improved long-term performance."

Consolidated Fiscal Third Quarter 2026 Financial Results

Methode's net sales were $233.7 million, compared to $239.9 million in the same quarter of fiscal 2025. The decrease reflected lower sales volumes in the Automotive segment and Interface segment, partially offset by positive foreign currency impacts and higher sales volumes in the Industrial segment.

Gross profit was $38.8 million, down from $41.3 million in the prior-year quarter, primarily a result of lower sales volume and product mix in the Automotive segment and Interface segment. Loss from operations was $6.1 million, compared to a loss of $2.2 million in the same quarter of fiscal 2025. Loss from operations as a percentage of net sales was 2.6%, compared to 0.9% in the same quarter of fiscal 2025. Adjusted loss from operations, a non-GAAP financial measure, was $5.7 million, compared to $1.3 million in the same quarter of fiscal 2025. The adjusted loss from operations excluded expenses of $0.4 million for restructuring costs and asset impairment charges.

Net loss was $15.9 million or $0.45 per diluted share, compared to a loss of $14.4 million or $0.41 per diluted share in the same quarter of fiscal 2025. Adjusted net loss, a non-GAAP financial measure, was $13.1 million or $0.37 per diluted share, compared to a loss of $7.2 million or $0.21 per diluted share in the same quarter of fiscal

2025. The adjusted net loss excluded $0.4 million for restructuring costs and asset impairment charges and $2.4 million for valuation allowance for deferred tax assets.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $6.9 million or 3.0% of net sales, compared to $11.4 million or 4.8% of net sales in the same quarter of fiscal 2025. Adjusted EBITDA, a non-GAAP financial measure, was $7.3 million, compared to $12.3 million in the same quarter of fiscal 2025. Adjusted EBITDA excluded $0.4 million for restructuring costs and asset impairment charges.

Debt was $340.9 million at the end of the quarter, up from $317.6 million at the end of fiscal 2025. Increased borrowings and foreign currency translation drove the increase. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $207.2 million, which was down from $214.0 million when compared to fiscal year-end 2025.

Net cash provided by operating activities was $15.4 million for the quarter, compared to $28.1 million in the same quarter of fiscal 2025. Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was $10.1 million, compared to $19.6 million in the same quarter of fiscal 2025. Net cash provided by operating activities and free cash flow through the first nine months of fiscal 2026 were $33.1 million and $16.5 million, respectively.

Segment Fiscal Third Quarter 2026 Financial Results

Comparing the Automotive segment’s quarter to the same quarter of fiscal 2025:

•
Net sales were $106.2 million, down from $115.7 million. Net sales decreased $9.5 million or 8.2% largely due to a reduction in electric vehicle volumes, partially offset by new program launches. Foreign currency translation increased net sales by $5.8 million as compared to the same quarter of fiscal 2025.
•
Loss from operations was $12.7 million, compared to a loss of $9.0 million in the prior year. The higher loss from operations was primarily due to higher selling and administrative expenses, as well as lower sales volumes and mix in North America.

Comparing the Industrial segment’s quarter to the same quarter of fiscal 2025:

•
Net sales were $122.5 million, up from $111.9 million. Net sales increased $10.6 million or 9.5%, due to higher sales volumes for lighting products for off-road equipment markets and power products, partially offset by lower sales volumes for lighting products for commercial vehicles. Foreign currency translation increased net sales by $5.9 million as compared to the same quarter of fiscal 2025.
•
Income from operations was $25.2 million, increased from $22.6 million. Income from operations was 20.6% of net sales, increased from 20.2%. The increase was primarily due to foreign exchange and lower selling and administrative expenses, partially offset by higher material costs.

Comparing the Interface segment’s quarter to the same quarter of fiscal 2025:

•
Net sales were $5.0 million, down from $12.3 million. The decrease was primarily due to lower sales volumes of touch panels for appliances.
•
Income from operations was $0.1 million, down from $2.2 million. Income from operations was 2.0% of net sales, decreased from 17.9%. The decrease was primarily due to lower sales volumes and product mix.

Guidance

The Company revised its fiscal 2026 full year guidance and now expects full-year fiscal 2026 net sales to be in the range of $950 million to $1 billion, narrowing its prior outlook of $900 million to $1 billion. The revised range reflects improved visibility as the Company approaches fiscal year-end. Based on current exchange rates, foreign currency is expected to provide an approximate $30 million tailwind relative to the Company’s prior assumptions. In addition, the Company lowered its fiscal 2026 full year Adjusted EBITDA guidance and now expects Adjusted EBITDA to be in the range of $58 to $62 million.

Fiscal 2026	$ Millions
Net sales	$950-1,000
Interest expense	$21-23
Tax expense	$17-21
D&A	$58-63
Adjusted EBITDA	$58-62
Capital expenditures	$24-29

This guidance is based on the current market outlook based on third party forecasts and customer projections and the current U.S. tariff policy. The guidance is subject to change due to a variety of factors including tariffs, geopolitical instability such as conflicts in the Middle East, the successful launch of multiple new programs, the ultimate take rates on EV programs, success and timing of cost recovery actions, inflation, global economic instability, supply chain disruptions, transformation and restructuring efforts, potential impairments, any acquisitions or divestitures, and legal matters.

Due to the inherent difficulty of forecasting the timing and amount of certain items that would impact net loss, we are unable to reasonably estimate net income, the GAAP financial measure most directly comparable to Adjusted EBITDA. Accordingly, we are unable to provide a reconciliation of Adjusted EBITDA to net income with respect to the guidance provided.

Conference Call

The company will conduct a conference call and webcast tomorrow, March 6, 2026, at 11:00 a.m. Eastern Time to review financial and operational highlights led by its President and Chief Executive Officer, Jon DeGaynor, and Chief Financial Officer, Laura Kowalchik.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) and provide participant code 901289, at least ten minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A webcast replay will also be available on the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, and consumer appliances. Our business is managed on a segment basis, with those segments being Automotive, Industrial, and Interface.

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses Adjusted Net Income (Loss), Adjusted Earnings (Loss) Per Diluted Share, Adjusted Pre-Tax Income (Loss), Adjusted Income (Loss) from Operations, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt and Free Cash Flow as non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The company believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view Methode's performance using the same tools that management uses to evaluate its past performance, reportable business segments and prospects for future performance, (iii) are commonly used by other companies in our industry and provide a comparison for investors to the company’s performance versus its competitors and (iv) otherwise provide supplemental information that may be useful to investors in evaluating Methode.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, expressed or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

•
Dependence on the automotive, commercial vehicle, and construction industries;
•
Timing, quality and cost of new program launches;
•
Changes in electric vehicle (“EV”) demand;
•
Investment in programs prior to the recognition of revenue;
•
Production delays or cancelled orders;
•
Changes in global trade policies, including tariffs;
•
Failure to attract and retain qualified personnel;
•
Inflation;
•
Dependence on the availability and price of materials;
•
Dependence on a small number of large customers;
•
Dependence on our supply chain;
•
Risks related to conducting global operations;
•
Effects of potential catastrophic events or other business interruptions;
•
Ability to withstand pricing pressures, including price reductions;
•
Ability to compete effectively;
•
Our lengthy sales cycle;
•
Risks relating to our use of requirements contracts;
•
Potential work stoppages;
•
Ability to successfully benefit from acquisitions and divestitures;
•
Ability to manage our debt levels;
•
Ability to comply with restrictions and covenants under our credit agreement;
•
Interest rate changes and variable rate instruments;
•
Timing and magnitude of costs associated with restructuring activities;
•
Recognition of goodwill and other intangible asset impairment charges;
•
Risks associated with inventory;
•
Ability to remediate a material weakness in our internal control over financial reporting;
•
Currency fluctuations;
•
Income tax rate fluctuations;
•
Judgments related to accounting for tax positions;

•
Risks associated with litigation and government inquiries;
•
Risks associated with warranty claims;
•
Changing government regulations;
•
Changing requirements by stakeholders on environmental or social matters;
•
Effects of IT disruptions or cybersecurity incidents;
•
Ability to innovate and keep pace with technological changes; and
•
Ability to protect our intellectual property.

Additional details and factors are discussed under the caption “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Any forward-looking statements made by us speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

Contact Information

ir@methode.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in millions, except per-share data)

	Three Months Ended		Nine Months Ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(40 Weeks)
Net sales	$233.7	$239.9	$721.1	$791.0

Cost of products sold	194.9	198.6	591.1	647.2

Gross profit	38.8	41.3	130.0	143.8

Selling and administrative expenses	39.1	37.7	114.7	126.5
Amortization of intangibles	5.8	5.8	17.4	17.6

Income (loss) from operations	(6.1)	(2.2)	(2.1)	(0.3)

Interest expense, net	5.4	5.5	17.0	16.5
Other expense, net	1.6	0.5	4.3	2.9

Pre-tax income (loss)	(13.1)	(8.2)	(23.4)	(19.7)

Income tax expense (benefit)	2.8	6.2	12.7	14.6

Net income (loss)	$(15.9)	$(14.4)	$(36.1)	$(34.3)

Income (loss) per share:
Basic	$(0.45)	$(0.41)	$(1.02)	$(0.97)
Diluted	$(0.45)	$(0.41)	$(1.02)	$(0.97)

Cash dividends per share	$0.05	$0.14	$0.17	$0.42

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per-share data)

	January 31, 2026	May 3, 2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$133.7	$103.6
Accounts receivable, net	215.6	241.0
Inventories, net	209.8	194.1
Income tax receivable	3.0	4.1
Prepaid expenses and other current assets	23.2	17.1
Total current assets	585.3	559.9
Long-term assets:
Property, plant and equipment, net	225.6	221.6
Goodwill	175.5	172.7
Other intangible assets, net	225.6	238.4
Operating lease right-of-use assets, net	20.6	23.7
Deferred tax assets	41.1	37.8
Pre-production costs	22.7	31.7
Other long-term assets	9.9	20.0
Total long-term assets	721.0	745.9
Total assets	$1,306.3	$1,305.8

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$137.3	$125.9
Accrued employee liabilities	36.5	32.0
Other accrued liabilities	47.1	50.2
Short-term operating lease liabilities	8.0	7.4
Short-term debt	0.2	0.2
Income tax payable	13.7	17.5
Total current liabilities	242.8	233.2
Long-term liabilities:
Long-term debt	340.7	317.4
Long-term operating lease liabilities	15.2	18.2
Other long-term liabilities	6.7	16.9
Deferred tax liabilities	25.9	26.8
Total long-term liabilities	388.5	379.3
Total liabilities	631.3	612.5
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 36,764,836 shares and 37,151,365 shares issued as of January 31, 2026 and May 3, 2025, respectively	18.4	18.6
Additional paid-in capital	197.6	191.8
Accumulated other comprehensive loss	(10.5)	(29.8)
Treasury stock, 1,346,624 shares as of January 31, 2026 and May 3, 2025	(11.5)	(11.5)
Retained earnings	481.0	524.2
Total shareholders' equity	675.0	693.3
Total liabilities and shareholders' equity	$1,306.3	$1,305.8

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in millions)

	Nine Months Ended
	January 31, 2026	February 1, 2025
	(39 Weeks)	(40 Weeks)
Operating activities:
Net income (loss)	$(36.1)	$(34.3)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	44.5	42.5
Stock-based compensation expense	5.9	5.5
Amortization of debt issuance costs	1.2	0.8
Partial write-off of unamortized debt issuance costs	0.6	1.2
Gain on sale of property, plant and equipment	(0.5)	(0.3)
Impairment of long-lived assets	0.1	0.4
Inventory obsolescence	3.2	7.4
Change in deferred income taxes	(3.4)	(0.2)
Other	(1.3)	1.1
Changes in operating assets and liabilities:
Accounts receivable, net	32.5	35.5
Inventories, net	(15.6)	(41.9)
Prepaid expenses and other assets	10.5	(0.4)
Accounts payable	8.8	(19.0)
Other liabilities	(17.3)	(7.3)
Net cash provided (used) by operating activities	33.1	(9.0)

Investing activities:
Purchases of property, plant and equipment	(16.6)	(32.5)
Proceeds from settlement of net investment hedge	—	3.1
Proceeds from sale of property, plant and equipment	1.3	2.7
Proceeds from redemption of life insurance	1.7	—
Net cash provided (used) by investing activities	(13.6)	(26.7)

Financing activities:
Taxes paid related to net share settlement of equity awards	(1.1)	(3.5)
Repayments of finance leases	(0.1)	(0.2)
Debt issuance costs	(1.6)	(1.8)
Purchases of common stock	—	(1.6)
Cash dividends	(6.5)	(15.3)
Proceeds from borrowings	88.5	60.0
Repayments of borrowings	(78.2)	(54.2)
Net cash provided (used) by financing activities	1.0	(16.6)
Effect of foreign currency exchange rate changes on cash and cash equivalents	9.6	(5.4)
Increase (decrease) in cash and cash equivalents	30.1	(57.7)
Cash and cash equivalents at beginning of the period	103.6	161.5
Cash and cash equivalents at end of the period	$133.7	$103.8

Supplemental cash flow information:
Cash paid during the period for:
Interest	$15.5	$17.5
Income taxes, net of refunds	$18.9	$17.6
Operating lease obligations	$6.7	$6.9

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (unaudited)

(in millions)

	Three Months Ended		Nine Months Ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(40 Weeks)
EBITDA:
Net loss	$(15.9)	$(14.4)	$(36.1)	$(34.3)
Income tax expense	2.8	6.2	12.7	14.6
Interest expense, net	5.4	5.5	17.0	16.5
Amortization of intangibles	5.8	5.8	17.4	17.6
Depreciation	8.8	8.3	27.1	24.9
EBITDA	6.9	11.4	38.1	39.3
Transformation costs *	—	0.9	—	7.9
Partial write-off of unamortized debt issuance costs	—	—	0.6	1.2
Restructuring costs and asset impairment charges	0.4	—	2.4	0.7
Net gain on sale of non-core assets	—	—	(0.5)	(0.3)
Adjusted EBITDA	$7.3	$12.3	$40.6	$48.8

Adjusted EBITDA as a % of net sales	3.1%	5.1%	5.6%	6.2%
* Represents professional fees related to the Company's cost reduction initiative.

	Three Months Ended		Nine Months Ended
	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
	(13 Weeks)	(13 Weeks)	(39 Weeks)	(40 Weeks)
Free Cash Flow:
Net cash provided (used) by operating activities	$15.4	$28.1	$33.1	$(9.0)
Purchases of property, plant and equipment	(5.3)	(8.5)	(16.6)	(32.5)
Free cash flow	$10.1	$19.6	$16.5	$(41.5)

	January 31, 2026	May 3, 2025
Net Debt:
Short-term debt	$0.2	$0.2
Long-term debt	340.7	317.4
Total debt	340.9	317.6
Less: cash and cash equivalents	(133.7)	(103.6)
Net debt	$207.2	$214.0

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (unaudited)

(in millions, except per share data)

	Three Months Ended
	January 31, 2026 (13 Weeks)				February 1, 2025 (13 Weeks)
	Income (loss) from operations	Pre-tax income (loss)	Net income (loss)	Diluted income (loss) per share	Income (loss) from operations	Pre-tax income (loss)	Net income (loss)	Diluted income (loss) per share
U.S. GAAP (as reported)	$(6.1)	$(13.1)	$(15.9)	$(0.45)	$(2.2)	$(8.2)	$(14.4)	$(0.41)
Transformation costs	—	—	—	$—	0.9	0.9	0.7	$0.02
Restructuring costs and asset impairment charges	0.4	0.4	0.4	$0.01	—	—	—	$—
Net gain on sale of non-core assets	—	—	—	$—	—	—	—	$—
Valuation allowance on deferred tax assets	—	—	2.4	$0.07	—	—	6.5	$0.18
Non-U.S. GAAP (adjusted)	$(5.7)	$(12.7)	$(13.1)	$(0.37)	$(1.3)	$(7.3)	$(7.2)	$(0.21)

	Nine Months Ended
	January 31, 2026 (39 Weeks)				February 1, 2025 (40 Weeks)
	Income (loss) from operations	Pre-tax income (loss)	Net income (loss)	Diluted income (loss) per share	Income (loss) from operations	Pre-tax income (loss)	Net income (loss)	Diluted income (loss) per share
U.S. GAAP (as reported)	$(2.1)	$(23.4)	$(36.1)	$(1.02)	$(0.3)	$(19.7)	$(34.3)	$(0.97)
Transformation costs	—	—	—	$—	7.9	7.9	6.1	$0.17
Partial write-off of unamortized debt issuance costs	—	0.6	0.5	$0.01	—	1.2	0.9	$0.03
Restructuring costs and asset impairment charges	2.4	2.4	2.0	$0.06	0.7	0.7	0.6	$0.02
Net gain on sale of non-core assets	—	(0.5)	(0.4)	$(0.01)	—	(0.3)	(0.2)	$(0.01)
Valuation allowance on deferred tax assets	—	—	6.4	$0.18	—	—	14.0	$0.39
Non-U.S. GAAP (adjusted)	$0.3	$(20.9)	$(27.6)	$(0.78)	$8.3	$(10.2)	$(12.9)	$(0.37)